Exhibit 10.12

Hui County Rural Garbage Removal Marketization Service

Procurement Project Contract

Party A: Hui County Urban and Rural Administration (“Party A”) [Government Seal Affixed Herein]

Party B: Reed (Xinxiang) Road Incorporation Limited (“Party B”) [Company Seal Affixed Herein]

In order to realize marketization of rural garbage removal in Huixian, the bidding of Reed (Xinxiang) Road Incorporation Limited on rural garbage removal marketization service in the whole County of Hui (II) (Project No.: HJC 2018DZB049-1) has been accepted. The principal and contractor have entered into the following agreement.

I. The Contract consists of this Agreement and the following documents:

(I) Tender documents; (II) Bidding documents; (III) Letter of Acceptance; (IV) Marketization Assessment Method for Rural Rubbish Collection. The aforesaid documents should be mutually supplemented and interpreted.

II. Contract Length and Related Fees

1. Contract length: From January 1, 2019

To December 31, 2021.

2. Total service fees: amount in words: Forty-One Million Seven Hundred and Twenty Thousand Nine Hundred and Twenty-Two Yuan Only / three years, amount in figures: 41,720,922 Yuan / 3 years;

3. Annual service fees: amount in words: Thirteen Million Nine Hundred and Six Thousand Nine Hundred and Seventy-Four Yuan Only / year, amount in figures: 13,906,974 Yuan / year;

4. Monthly service fees: amount in words: One Million One Hundred and Fifty-Eight Thousand Nine Hundred and Fourteen Yuan Fifty Fen / month, amount in figures: 1,158,914.5 Yuan / month.

5. Payment: Party A shall make monthly installments in accordance with bid-winning price (actual payment amount should be subject to the amount determined after deduction made by Party A for assessment of Party B); after the agreement takes effect, Party A should make payments to Party B within 5 working days after receiving special financial expenses.

6. Performance bond:

(1) Before the Contract has been signed, Party B should make payments to the account designated by Party A for performance bond in accordance with requirements of tender documents. The amount of performance bond should be 5% of annual service fees of bid winning.

(2) Projects covered by the Contract are not allowed to be assigned or subcontracted. After the Contract has been signed by both Parties, Party A has right to terminate the Contract and deduct the performance bond if Party B transfer or subcontract projects in the Contract.

(3) After the expiration of the Contract, the performance bond paid by Party B will be returned to Party B without any interest within 5 working days after Party A has issued acceptance qualification report.

III. Cleaning Areas and Corresponding Standards

1. Operation areas: Marketization Project of Rural Rubbish Collection in the Whole Huixian (the 1st bidding section): collection of garbage in 7 towns, including Wucun Town, Bobi Town, Zhaogu Township, Zhancheng Town, Beiyunmen Town, Jitun Town, Yuhe Town. Party A should be responsible for the construction of transfer station in towns.

2. Operation standards: subject to quality assessment standards included in tender documents of (project No.: HJC 2018DZB049-1) Marketized Project of Rural Rubbish Collection in Huixian.

IV. Term of the Contract

Term of the Contract shall be 3 years (subject to actual operation time after contract signed with the bid winner).

V. Rights and Obligations of Both Parties

(I) Rights and obligations of Party A

1. Party A should be responsible for supervising and inspecting sanitation condition of Party B and carrying out the hundred-score assessment. If there is any disqualification, Party A may send a written notice to Party B with corresponding economic punishment for Party B as appropriate, and order cleaning personnel of Party B make timely improvement; if the assessment of Party B is disqualified continuously for two months, Party A has right to order Party B to change the project manager, and if Party B refuses to make corresponding change, Party A has right to terminate the Contract and deduct the performance bond; if there are 3 disqualified monthly assessments in total, Party A has right to terminate the Contract and deduct the performance bond.

2. Party A shall provide necessarily basic data and materials for Party B to carry out the preliminary work of the Project.

3. Party A shall pay Party B for sanitation marketization fees in accordance with the amount and mode of payment agreed in the agreement.

4. Party A should provide rubbish treatment and dumping areas for free to make sure rubbish collected by Party B could be normally dumped into the rubbish treatment plant.

5. If there is any severe influence made by Party B to the place where Party A is located in, Party A has right to terminate the Contract and deduct the performance bond.

(II) Rights and obligations of Party B

1. Party B should register a project company in the place where the project is carried out within 1 month after signing the agreement, and authorize the implementation of the project by the project company.

2. Party B must establish a standardized production and operation monitor platform, and such vehicles as rubbish collection vehicles and rubbish transfer vehicles which conform to quality standard and operation frequency should be equipped. All vehicles should be equipped with vehicle-mounted satellite positioning unit and operate according to standards made by Party A, to make sure the supervision and monitor of Party A to sanitation production work.

3. Party B should be subject to safe production standards, purchase social insurances (personal accident insurance and job injury insurance) for employees, and corresponding insurances for operation vehicles to avoid safety risks timely. Party B shall be completely responsible for labor disputes and safety accidents happened during the service period.

4. During this service period, if vehicles stop working anymore due to scrapping or other reasons and thus causing lack of equipment, Party B should voluntarily deploy and increase operation equipment with good performance according to actual demands.

5. Party B shall bear costs used for large-, meddle- and small-sized repair, daily maintenance and fuel (including auxiliary fuels) as well as annual insurance fees, testing fees, inspection fees, vehicle and vessel use tax and other relevant expenses.

6. Party B shall bear costs for cleaning transportation vehicles.

7. Party B should carry out standardized operation for project in accordance with Chinese regulations and local governments and bear all operation costs for carrying out operation, maintenance, training, etc.

8. Party B must sign labor contract with employees, purchase endowment insurance and pay employees wages strictly subject to laws and regulations and standardized documents related to Labor Law. If wages has not been paid continuously for 3 months without any reasonable cause, Party A has right to terminate the Contract and deduct the performance bond.

9. Party B must bear other rubbish transportation fees which are not explicitly stipulated.

VI. Responsibilities for Breach of Contract

The Contract are not allowed to be terminated by both Parties without any reasonable cause, otherwise the defaulting party should pay the other Party liquidated damages of 10% of contract amount.

VII. Price Adjustment Mechanism

During the term of the Contract, if the operation cost has significant changes or if there are others factors having significant influence on price, the follow-up price may be adjusted after common negotiation of both Parties, computation by third party and approval by municipal government:

1. The address of rubbish treatment plant is changed during the term of the Contract;

2. According to requirements of municipal government, operation standards and frequency of Party B are greatly raised compared to the original operation standard, which significantly increase the operation costs of Party B.

VIII. Matters not explicitly stipulated in the Contract should be settled subject to “tender documents” or “bidding documents”; other matters not mentioned in the Contract should be settled through common negotiation between both Parties, if the negotiation fails to work, the matter should be settled in accordance with related Chinese laws and regulations. Any dispute happened should be settled by the people’s court where Party A is located in.

IX. The Contract is made in eight copies, and each party keeps 4 copies. The Contract shall be effective after signed and sealed by both Parties.

Representative of Party A: /s/ Chao Guo	Representative of Party B: /s/ Dongsheng Zhang

(seal affixed herein)	(seal affixed herein)
Name: Hui County Urban and Rural Administration	Name: Reed (Xinxiang) Road Incorporation Limited

January 1, 2019	January 1, 2019

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